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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                          PETROHAWK ENERGY CORPORATION

            Under Section 242 of the Delaware General Corporation Law

     Petrohawk Energy Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that:

     1. The Corporation's name is Petrohawk Energy Corporation.

     2. The introductory paragraph of Article Fourth of the Corporation's Certificate of Incorporation is hereby amended and restated as follows, with the remainder of Article Fourth to remain unamended:

          FOURTH: The aggregate number of shares of stock the corporation is authorized to issue is 125,000,000 shares of a class designated as common stock, par value $0.001 per share, and 5,000,000 shares of a class designated as preferred stock, par value $0.001 per share, and the relative rights of the shares of each class are as follows:

     3. This Certificate of Amendment and the amendment to the Certificate of Incorporation contained herein were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and Chief Executive Officer on July 28, 2005.

                                        PETROHAWK ENERGY CORPORATION


                                        By:
                                            ------------------------------------
                                            Floyd C. Wilson
                                            President and Chief Executive
                                            Officer